                         , 2014

JPMorgan Trust I

270 Park Avenue

New York, NY 10017

Dear Sirs:

J.P. Morgan Investment Management Inc, JPMorgan Funds Management, Inc. and JPMorgan Distribution Services, Inc. (collectively, “JPMorgan Service Providers”) hereby agree to waive fees owed to each JPMorgan Service Provider or to reimburse each Fund listed on Schedule A for the time periods indicated. The JPMorgan Service Providers will waive fees or reimburse expenses to the extent total operating expenses exceed the rate of average daily net assets also indicated on Schedule A. This expense limitation does not include acquired fund fees and expenses, dividend expenses on securities sold short, interest, taxes, expenses related to litigation and potential litigation, extraordinary expenses not incurred in the ordinary course of the Funds’ business and expenses related to the J.P. Morgan Funds’ Board of Trustees deferred compensation plan.

The JPMorgan Service Providers understand and intend that the Funds will rely on this agreement in preparing and filing their registration statements on Form N-1A and in accruing the Funds’ expenses for purposes of calculating net asset value and for other purposes, and expressly permit the Funds to do so.

Please acknowledge acceptance on the enclosed copy of this letter.

Very truly yours, J.P. Morgan Investment Management Inc. JPMorgan Funds Management, Inc. JPMorgan Distribution Services, Inc.

By:
Accepted by: JPMorgan Trust I

By:

SCHEDULE A

Fund Name	Class	Expense Cap	Expense Cap Period End
JPMorgan Equity Low Volatility Income Fund	Class A	1.09%	[April 30, 2016]
	Class C	1.59%	[April 30, 2016]
	Select	0.84%	[April 30, 2016]
	Class R2	1.34%	[April 30, 2016]
	Class R5	0.64%	[April 30, 2016]
	Class R6	0.59%	[April 30, 2016]
JPMorgan Opportunistic Equity Long/Short Fund	Class A	2.00%	[February 29, 2016]
	Class C	2.50%	[February 29, 2016]
	Select	1.75%	[February 29, 2016]
	Class R2	2.25%	[February 29, 2016]
	Class R5	1.55%	[February 29, 2016]
	Class R6	1.50%	[February 29, 2016]